Exhibit 10.1

PREFERRED COMPENSATION AGREEMENT

FOR

EXECUTIVE OFFICERS OF THE BANK OF STURGEON BAY

(MONEY PURCHASE COMPENSATION PLAN)

AGREEMENT, effective this 1st day of January, 1988 between the undersigned Executive Officer, hereafter referred to as Participant, and the bank of Sturgeon Bay, a Wisconsin banking corporation, hereafter referred to as the Company.

WHEREAS, Participant is an executive employee of the Company who has materially contributed to the Company’s past performance and achievement, and

WHEREAS, the Company desires to establish a future commitment on the part of Participant for the continued successful operation of the Company, increased efficiency, and prospective benefits for Participant’s retirement, death, disability, or other termination of employment.

NOW, THEREFORE, in consideration of Participant’s past services and of services to be performed in future, of the terms and covenants of this Agreement, and of the mutual benefit accruing to the parties,

IT IS HEREBY COVENANTED AND AGREED that the Company establishes this Preferred Executive Compensation Plan, hereafter referred to as the Agreement, to permit Participant to secure certain deferred compensation in accordance with the following terms and conditions:

1.

Definitions.  For purposes of this Agreement, the following words and phrases shall have the meanings set forth below, unless a different meaning is plainly required by the context.

A.

“Administrator” shall mean the persons designated and appointed by the Board of Directors as a committee to have general charge of the administration and interpretation of the Plan.  In the absence of specifically appointed persons, the Board shall serve as the committee.

B.

“Age” shall mean the age of the Participant as of his or her last birthday prior to the date identified under this Agreement.

C.

“Beneficiary” shall mean the person or persons designated by a Participant to receive payments under the Plan in the event of Participant’s death, provided that if the Participant has failed to designate a Beneficiary or if designated Beneficiaries predecease the Participant, all distributions under the Plan shall be payable to Participant’s surviving spouse or, if none, to surviving issue, per stirpes, or, if none, then to his or her estate.

D.

“Board” shall mean the Board of Directors of the Company.

E.

“Change in Control” shall mean the first to occur of the following:  (a) any person or entity becomes the beneficial owner, directly or indirectly, of 51% or more of the issued and outstanding voting stock of the Company, (b) the Company merges or consolidates with or reorganizes, or engages in any similar business combination, with or into corporations other than an affiliate, or (c) the Company sells, assigns, or transfers all or substantially all of its assets, in one or a series of related transactions, except sales to its affiliates.

F.

“Company” shall mean the Bank of Sturgeon Bay, acting for itself or any subsidiaries and for any successor thereto which assumes the rights and obligations of the Company under the Plan.

G.

“Disability” shall mean such total and permanent physical or mental disability as, in the Administrator’s sole and absolute discretion, would prevent the Participant from engaging gainful performance of duty on behalf of the Company.  Where Participant is insured under a life insurance policy containing a “waiver of premium” benefit and for which premiums are paid by the Company, then disability shall be defined as provided for under such insurance policy.

H.

“Discharge for Cause” shall mean termination of Participant’s employwment due to at least one of the following:  (a) willful and continued failure to substantially perform the duties related to Participant’s present or equivalent duties, other than failure resulting from physical or mental incapacitation), subsequent to a demand for such performance issued by the Company which (i) specifies the failure to perform as well as the requirements which are required to be performed, but that in the event of any Change in Control in the Company which substantially modifies Participant’s duties and responsibilities, does not prescribe materially different job requirements pursuant to such change, and (ii) provides Participant the opportunity to fulfill such requirements prior to discharge; (b) willful misconduct which is materially injurious to the Company, moneterially or otherwise; conviction for criminal conduct of Participant involving the business affairs of the Company or of a felony crime under state or federal law; or (d) removal of Participant from employment under order of a regulatory agency of the state or federal government.  For purposes of this definition, acts of Participant performed in good faith or with reasonable belief that such acts are in compliance with the best interests of the Company or of state or federal law shall not be deemed “willful” nor constitute grounds for discharge for cause under the terms of this provision.

I.

“Early Retirement Date” shall mean the first day of the month following the month in which Participant reaches sixty (60) years of age.

J.

“Normal Retirement Date” shall mean the first day of the month following the month in which Participant reaches sixty-five (65) years of age.

K.

“Termination” shall mean cessation of Participant’s employment for any reason whether voluntary or involuntary, for any reason, including death, disability, or retirement.

2.

Eligibility.  Participant shall be eligible for benefits hereunder upon the determination of the Board in accordance with the terms of this Agreement and execution of this Agreement by the parties hereto.  A Participant shall cease to be a Participant upon Termination of employment.  However, termination shall not be deemed terminated by reason of an approved leave of absence in accordance with uniform rules established by the Board and applied in a non-discriminatory manner.

3.

Payment of Deferred Compensation.  Subject to limitations set forth under this Agreement, each Participant or designated Beneficiary thereof shall become eligible for distribution of deferred compensation in the following manner:

A.

Normal Retirement Benefits.  Upon Participant’s Termination as of the Normal Retirement Date, the Company shall pay, as compensation for services rendered to date, a minimum sum of $20,000.00 per year, payable in monthly installments commencing on the first day of the month next following the date of Termination of Employment and continuing thereafter for a period of ten years until at least a minimum of 120 total payments are made to Participant or his or her beneficiary.

B.

Early Retirement Benefits.  Upon Participant’s Termination after Early Retirement Date, but prior to Normal Retirement Date the Company shall pay, as compensation for services rendered to date, benefits which are prorated portions of Normal Retirement Benefits as specified in Schedule “A”, commencing on the first day of the month next following the date of Termination of Employment and continuing thereafter for a period of ten years until at least a minimum of 120 total payments are made to Participant or his or her beneficiary.

Prior to December 1 of the year prior to Termination for Early Retirement, Participant may elect in writing to defer commencement of retirement benefit to a date not later than the Normal Retirement Date.  In the event of such deferral, Participant shall receive normal Retirement Benefits.  If such deferral is to a date earlier than the Normal Retirement Date, then benefits shall be paid in accordance with Schedule “A” as if Retirement occurred effective such date.

C.

Late Retirement Benefits.  Upon Participant’s Termination after Normal Retirement Date, the Company shall pay, in addition to the Normal Retirement Benefit, such incremental increase in benefits resulting from the income earned from the Normal Retirement Date until Termination of Employment, payable in monthly installments commencing on the first day of the month next following the date of Termination of Employment and continuing thereafter for a period of ten years until at least a minimum of 120 total payments are made to Participant or his or her beneficiary.

D.

Disability Benefits.  Upon Participant’s Termination for reasons of disability, regardless of date, no separate provision is made for disability benefit under this Agreement.  However, such Participant shall be considered to continue under this Agreement until reaching Early Retirement Date at which time Participant shall be entitled to benefits as provided for in Section 3.B, including benefits payable to his or her beneficiary in accordance with Section 3.F.

E.

Other Termination.  Upon Participant’s Termination for voluntary reasons prior to reaching Early Retirement Date or for discharge for cause as defined under this Agreement at any time, the Company shall not be obligated to pay any benefit under this Agreement and Participant shall have no further right to receive eligibility for benefits hereunder.

F.

Survivorship Benefits.

(1)

If Participant dies while employed by the Company, prior to Commencement of Retirement Benefits; after Termination of Employment due to Disability; or after Termination of Employment on or after Early Retirement Date but prior to commencement of benefits, the Company shall pay, as a Survivor’s benefit, a minimum of $20,000 per year, payable in monthly installments commencing on the first day of the month next following the date of Participant’s death and continuing thereafter for a period of ten years until 120 total payments are made.  In the event the named beneficiary dies before receiving all benefit payments, the remainder shall be paid to the legal representative of the beneficiary’s estate.  Payment of a survivor’s benefit hereunder shall relieve the Company of any obligation to pay any other benefit with Participant might otherwise have received under this Agreement.

(2)

If Participant dies after payments have commenced, but prior to receving the full amount of payments due hereunder, the Company shall pay the remainder to Participant’s beneficiary.  In the event the named beneficiary dies before receiving all benefit payments, the remainder shall be paid to the legal representative of the beneficiary’s estate.

4.

Designation of Beneficiary.  All payments to be made by the Company shall be made to the Participant, if living.  In the event of a Participant’s death prior to the receipt of all benefit payments, all subsequent payments to be made under this Agreement shall be to the beneficiary or beneficiaries of the Participant.  The Participant shall designate a beneficiary by filing a written notice of such designation with the Company in such form as the Company may prescribe.  The Participant’s beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary or, if the beneficiary is the Participant’s spouse, in the event of dissolution of marriage.  If no designation shall be in effect at the time when any benefits payable under this Agreement shall become due, the beneficiary shall be the spouse of the Participant, or if no spouse is then living, the legal representatives of the Participant’s estate.

5.

Administration and Interpretation of this Agreement.  The Board of Directors shall appoint an Administrative Committee consisting of three (3) or more persons to administer and interpret this Agreement.  Interpretation by the Administrative Committee shall be final and binding upon a Participant.  The Administrative Committee may adopt rules and regulations relating to this Agreement as it may deem necessary or advisable for the its administration.

6.

Claims Procedures.  If the Participant or the Participant’s beneficiary (hereinafter referred to as a “Claimant”) is denied all or a portion of an expected benefit under this Plan for any reason, he or she may file a claim with the Administrative Committee.  The Administrative Committee shall notify the Claimant within 60 days of allowance or denial of the claim, unless the Claimant receives written notice from the Administrative Committee prior to the end of the sixty (60) day period stating that special circumstances require an extension of the time for decision.  The notice of the Administrative Committee’s decision shall be in writing, sent by mail to Claimant’s last known address, and, if a denial of the claim, must contain the following information:

A.

the specific reasons for the denial;

B.

specific reference to pertinent provisions of the Plan on which the denial is based; and

C.

if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure.

7.

Life Insurance and Funding.  The Company in its discretion may apply for and procure as owner and for its own benefit, insurance on the life of the Participant, in such amounts and in such forms as the Company may choose.  The Participant shall have no interest whatsoever in any such policy or policies, but at the request of the Company he shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for insurance.

The rights of the Participant, or his beneficiary, or estate, to benefits under the Plan shall be solely those of an unsecured creditor of the Company.  Any insurance policy or other assets acquired by or held by the Company in connection with the liabilities assumed by it pursuant to the Plan shall not be deemed to be held under any trust for the benefit of the Participant, his beneficiary, or his estate, or to the security for the performance of the obligations of the Company but shall be, and remain, a general, unpledged, and unrestricted asset of the Company.

If this Agreement is funded through insurance on the life of the Participant, then in the event of such Participant’s death during the first two (2) years after the effective date of this Agreement, and if such Participant’s death was a result of suicide or if such Participant made any material misstatement or failed to make a material disclosure of information in any documentation which the Participant is requested to complete in connection with this Agreement, then no death benefits under the terms of this Agreement will be payable, unless and to the extent that the Board of Directors of Company, in their absolute discretion may otherwise determine.

8.

Assignment of Benefits.  Neither the Participant nor any other beneficiary under the Plan shall have the right to assign the right to receive any benefits hereunder, and in the event of any attempted assignment or transfer, the Company shall have no further liability hereunder.

9.

Employment Rights.  All payments made under the Plan shall be independent of and separate from payments made under any other plan or agreement for compensation which may be in force between the Company and any Participant or Beneficiary thereof.  Neither the Plan nor any document executed herewith shall be construed as (i) constituting or creating a contract of employment, (ii) restricting any right of the Company to discharge a Participant, with or without cause, or the right of any Participant to terminate employment, or (iii) establishing any representation or guaranty as to the amount of compensation to be paid by the Company to any Participant for any period of employment as a director.

10.

Taxes.  The Company shall deduct from all payments made hereunder all applicable federal or state taxes required by law to be withheld from such payments.

11.

Amendment and Termination.  The Board of Directors may, at any time, amend or terminate this Agreement, provided that the Board may not reduce or modify any benefit in pay status to a Participant or beneficiary hereunder or any benefit that would become payable hereunder if the Participant were to have died or were to have become involuntarily terminated under Section 3.5(b) hereof on the day prior to such action by the Board, without the prior written consent of the Participant.

The Company is entering into this Agreement upon the assumption that certain existing tax laws will continue in effect in substantially their current form.  In the event of any changes,

in Federal law relating to and allowing the tax-free accumulation of earnings within a life insurance policy, the income tax-free payment of proceeds from life insurance policies or any other law which would result in a material adverse impact upon the Company’s ability to perform its obligations under this Agreement, the Company shall have an option to terminate or modify this Agreement subject to the protections afforded Participants in the preceding paragraph.

12.

Applicable Law.  The Plan shall be construed in accordance with the laws of the State of Wisconsin, except to the extent preempted by federal law.

13.

Forms of Communication.  Any election, application, claim, notice or other communication required or permitted to be made by a Participant to the Company shall be made in writing and in such form as the Company shall prescribe.  Such communication shall be effective upon mailing, if sent by first class mail, postage pre-paid, and addressed to the Company’s office at 217 N. 4th Avenue, Box 9, Sturgeon Bay, WI 54235.

14.

Headings.  The headings of articles or sections are inserted for convenience and are not to be regarded as part of the Plan or as indicating or controlling the meaning or construction of any provision contained herein.

15.

Plan Provisions Controlling  In the event any term or provisions of any summary or description of the Plan or of any related instrument, agreement, or document are construed as being in conflict with the provisions of the Plan, such Plan provision shall be controlling.

16.

Severability.  In the event any Plan provision shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan.  The remaining provisions shall be fully severable and the Plan shall, to the extent practicable, be construed and enforced as if such illegal or invalid provisions were not included therein.

17.

Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Company and the Participant, and each of their successors, heirs, personal representatives and permitted assigns.  No sale of substantially all of the Company’s assets shall be made without the buyer expressly assuming the obligation of this Agreement.  The Company further agrees that it will not be a party to any merger, consolidation or reorganization unless and until its obligations hereunder are expressly assumed by the successor or successors.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first set forth above.

PARTICIPANT:

 /s/ T. L. Herlache

Thomas L. Herlache

BANK OF STURGEON BAY

BY:  /s/ illegible

Senior Vice President

DESIGNATION OF BENEFICIARY

FOR

BANK OF STURGEON BAY
DEFERRED COMPENSATION PLAN FOR EXECUTIVE OFFICERS

The undersigned hereby designates Bank of Sturgeon Bay, Trustee under Will dated May 25, 1988 whose address is 217 North 4th Avenue, Sturgeon Bay, Wisconsin as Primary Beneficiary for all payments which may be made after my death pursuant to distribution of benefits under the Bank of Sturgeon Bay Voluntary Deferred Compensation Plan for Executive Officers, hereafter referred to as the Plan, under which I am a Participant.

This designation supersedes any and all prior designations made under the Plan and this Designation shall be effective until such time as it shall be revoked or suspended by a subsequent designation.

Dated this 25th day of May, 1988.

Witnessed:	PARTICIPANT:
/s/ Cheryl Brauer	/s/ T. L. Herlache

EXHIBIT “A”

PREFERRED COMPENSATION AGREEMENT

SCHEDULE OF REDUCED BENEFITS FOR EARLY RETIREMENT

RETIREMENT AGE	MINIMUM ANNUAL BENEFIT

64	$18,700
63	$17,485
62	$16,348
61	$15,285
60	$14,292

* The actual Early Retirement Benefit will depend upon performance of funds allocated for the Participant’s deferred compensation benefit.

DESIGNATION OF BENEFICIARY

FOR

BANK OF STURGEON BAY
DEFERRED COMPENSATION PLAN FOR EXECUTIVE OFFICERS

The undersigned hereby designates Jill H. Herlache, his wife, as Primary beneficiary for all payments which may be made after my death pursuant to distribution of benefits under the Bank of Sturgeon Bay Voluntary Deferred Compensation Plan for Executive Officers, hereafter referred to as the Plan, under which I am a Participant.  Contingent beneficiaries per stirpes shall be 25% to Thomas C. Herlache, his son; 25% to April L. Herlache, his daughter; 25% to Jason S. Schick, his step son; and 25% to Jody J. Schick, his step daughter.

This designation supersedes any and all prior designations made under the Plan and this Designation shall be effective until such time as it shall be revoked or suspended by a subsequent designation.

Dated this 28th day of January, 1993.

Witnessed:	PARTICIPANT:
/s/ Nancy Ditewig	/s/ T. L. Herlache